Exhibit (a)(5)(viii)

BLUE COAT ACQUIRES MAJORITY CONTROL OF PACKETEER

Subsequent Offering Period Expires June 5, 2008

SUNNYVALE, Calif., June 2, 2008 – Blue Coat Systems, Inc. (Nasdaq: BCSI), the leader in WAN Application Delivery and Secure Web Gateway, today announced that the stockholders of Packeteer, Inc. (Nasdaq: PKTR) have tendered, including by guaranteed delivery, 29,694,108 outstanding shares of Packeteer. When combined with the shares of Packeteer already owned by Blue Coat, this represents approximately 89.6% of the issued and outstanding stock of Packeteer and provides Blue Coat with majority control of Packeteer.

The initial offering period of the tender offer for Packeteer shares expired at 5:00 p.m. New York City time on Friday, May 30, 2008. All shares that were validly tendered and not withdrawn have been accepted for purchase.

Blue Coat will provide a subsequent offering period which will commence on June 2, 2008 and will expire at 5:00 p.m., New York City time, on Thursday, June 5, 2008, unless further extended. During this subsequent offering period, Packeteer stockholders who did not previously tender their shares into the offer may do so and will promptly receive the same $7.10 per share cash consideration paid during the initial offering period. Procedures for tendering shares during the subsequent offering period are the same as during the tender offer except that no shares tendered may be withdrawn during the subsequent offering period.

Pursuant to the Agreement and Plan of Merger among Packeteer, Blue Coat and Blue Coat’s wholly owned subsidiary, Cooper Acquisition, Inc., following the expiration of the subsequent offering period, Cooper will be merged with and into Packeteer and all shares of Packeteer not owned by Blue Coat will be converted into the right to receive $7.10 per share in cash, without interest and less any required withholding. As a result of the purchase of shares in the offer, Blue Coat, through its subsidiary Cooper, has sufficient voting power to approve the merger without the affirmative vote of any other Packeteer stockholder.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 40,000 appliances worldwide. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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Important Information

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF PACKETEER’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT BLUE COAT SYSTEMS, INC. AND COOPER ACQUISITION, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2008, AS AMENDED FROM TIME TO TIME. PACKETEER STOCKHOLDERS SHOULD READ THESE DOCUMENTS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. PACKETEER STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS OR FROM BLUE COAT SYSTEMS, INC.

FORWARD LOOKING STATEMENTS:

This document contains certain forward-looking statements about Blue Coat Systems, Inc. and Packeteer, Inc. and the proposed combination of the two companies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the anticipated timing of filings and approvals relating to the acquisition; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to antitrust regulations; any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; risks related to the timing or ultimate completion of the transaction; that, prior to the completion of the transaction, the party’s respective businesses may not perform as expected due to uncertainty; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in the Securities and Exchange Commission reports filed by Blue Coat, including but not limited to the risks described in Blue Coat’s Annual Report on Form 10-K for the year ended April 30, 2007, and Quarterly Report on Form 10-Q for the quarter ended January 31, 2008. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Blue Coat or Packeteer. Blue Coat assumes no obligation and does not intend to update these forward-looking statements except as required by applicable law.

Media Contacts:	Investor Contact:

Steve Schick Blue Coat Systems steve.schick@bluecoat.com 408-220-2076	Daniel Levy Blue Coat Systems daniel.levy@bluecoat.com 408-220-2318